Exhibit 99.1
INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Second Quarter 2012 Results with Revenue and EPS Growth; Raises Full Year EPS Guidance

Schaffhausen, Switzerland /August 1, 2012/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended June 30, 2012.

Second Quarter 2012 Financial Summary:

•	Total revenue of $718 million, up 7% from $674 million in second quarter 2011
•	Automotive/Mobile segment revenue increased 8% to $392 million
•	Outdoor segment revenue increased 24% to $100 million
•	Fitness segment revenue increased 5% to $82 million
•	Aviation segment revenue increased 4% to $76 million
•	Marine segment revenue decreased 14% to $68 million
•	Americas and EMEA (Europe, Middle East and Africa) posted revenue growth in the second quarter:
•	Americas revenue was $392 million compared to $358 million, up 9%
•	EMEA revenue was $269 million compared to $253 million, up 6%
•	APAC (Asia Pacific) revenue was $57 million compared to $63 million, down 9%
•	Gross margin improved both sequentially and year-over-year to 59% for second quarter 2012 from 51% in first quarter 2012 and 48% in second quarter 2011
•	Operating margin increased year-over-year to 28%, compared to 20% in second quarter 2011
•	Diluted earnings per share (EPS) increased 70% to $0.95 from $0.56 in second quarter 2011; pro forma diluted EPS increased 56% to $0.98 from $0.63 in the same quarter in 2011 (Pro forma earnings per share excludes the impact of foreign currency transaction gain or loss)
•	Generated $211 million of free cash flow in second quarter 2012

Note: In accordance with GAAP, the Company is deferring significant revenue and related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their economic lives. A table outlining the impact of this net deferral in both 2012 and 2011 is included for reference. Results have not been adjusted unless specifically stated as such.

Year-to-Date 2012 Financial highlights:

•	Total revenue of $1.27 billion, up 8% from $1.18 billion year-to-date 2011
•	Automotive/Mobile segment revenue increased 7% to $671 million
•	Outdoor segment revenue increased 20% to $178 million
•	Fitness segment revenue increased 14% to $153 million
•	Aviation segment revenue increased 4% to $149 million
•	Marine segment revenue decreased 5% to $124 million
•	Americas and EMEA posted revenue growth:
•	Americas revenue was $688 million compared to $638 million, up 8%

•	EMEA revenue was $468 million compared to $424 million, up 10%
•	APAC revenue was $119 million compared to $120 million, down 1%
•	Gross margin increased to 55% in 2012 compared to 47% in 2011
•	Operating margin increased on a year-over-year basis to 23% compared to 17% in 2011
•	Diluted EPS increased 32% to $1.39 from $1.05 in year-to-date 2011; pro forma diluted EPS increased 35% to $1.43 from $1.06 in year-to-date 2011 (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)
•	Free cash flow generation of $328 million year-to-date

Recent Business Highlights:

•	Posted third consecutive quarter of revenue and operating income growth.
•	Sold 3.9 million units in second quarter 2012, a 4% increase over second quarter 2011.
•	Expanded our global PND market share with approximately 70% share in the U.S. market and ongoing improvement in most European countries.
•	Announced our new relationship with Bombardier on the Learjet 70* and Learjet 75*, Part 25 aircraft which will utilize the G5000 integrated avionics system.
•	Expanded our OEM relationship with Cessna to include their most recently announced model, the Part 25 Citation Longitude, utilizing the G5000 integrated avionics system.
•	Continued to enhance our offerings to the motorcycle market with the zūmo® 350 LM with new features like a service history log.
•	Launched the Garmin Swim™, a training watch specifically designed for swimmers and Garmin’s first entry in the market.
•	Introduced the fēnix™, a wristwatch for outdoorsmen that has comprehensive navigation and tracking functionalities along with traditional altitude, barometer, and compass functionality.

Executive Overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“In the second quarter of 2012 we again posted strong revenue, unit volumes, and operating income even though the global economy is still difficult,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “We have had a great first half; yet, we remain cautious given the macroeconomic dynamics facing each of our segments. Based on our first half performance, we are narrowing our full year revenue guidance to $2.75 - $2.80 billion. This represents the high end of our prior range with improvement in auto/mobile and outdoor offset by the remaining segments. We are increasing our EPS guidance to $2.70 - $2.85 due to the outstanding margins in the first half. Overall, we believe we are executing well in both the current environment and in preparation for long-term sustained growth.

The outdoor segment posted revenue growth of 24% in the quarter. Growth was driven by our golf line-up, dog tracking and training, and our recently refreshed eTrex® series. During the quarter, we introduced our latest outdoor product, the fēnix wristwatch. This product offers both a feature-rich experience for the outdoorsman and also a classic style for everyday use.

The fitness segment posted revenue growth of 5% in the quarter compared against strong performance in 2011 driven by promotional activity on the Forerunner® 305 and the launch of the Forerunner 610. In the current quarter, new products such as the high-end Forerunner 910XT sold well and drove margin expansion for the fitness segment. In late June, we introduced the Garmin Swim – targeting a new niche for us in the fitness market. The product has already been well-received in the swimming community. We anticipate growth rates will improve in the second half of 2012 as we launch new products for the holiday season to drive further market penetration.

The aviation segment posted revenue growth of 4% as we experienced improvement with our OEM partners offset by weakness in the aftermarket. Overall, the market continues to be depressed and we do not anticipate any significant level of improvement in the back half of 2012. On a positive note, we were pleased to be selected by Bombardier to be the avionics provider for the upcoming Learjet 70 and Learjet 75, Part 25 aircraft slated to begin deliveries in 2013, with the G5000 integrated cockpit system. In the quarter, we also announced our tenth model at Cessna, the Part 25 Citation Longitude, which will also incorporate the G5000 system. The backlog of certifications over the next few years is significant and should contribute to improved revenue growth rates beyond 2012.

In the marine segment, revenues declined 14% year-over-year while improving 21% sequentially as marine season began in earnest. The year-over-year decline is primarily attributable to a significant global slowdown in marine activity. The marine market continues to be affected by weak economic conditions, and we anticipate that the market will remain difficult throughout 2012. We continue to focus on the long-term opportunities that are developing with our broad portfolio of offerings in both the OEM and aftermarket space.

Looking finally at the auto/mobile segment, we posted revenue growth of 8% as we continued to gain market share in the declining PND category and the net impact of deferred revenue was approximately $46 million less than in the prior year. The PND market has remained resilient in the face of much competition but we still anticipate year over year industry-wide unit declines of 10-15%. We will continue to focus on what has worked so well for us in this market – share gains and profitability. ”

Financial Overview from Kevin Rauckman, Chief Financial Officer:

“Strong revenue and operating income growth continued, driven by revenue growth and margin expansion in our auto/mobile, outdoor and fitness segments,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “We are pleased with our first half execution but also recognize that the macroeconomic situation creates some level of uncertainty so we will continue to be diligent in managing our resources to optimize long-term opportunities and performance.

Gross margin for the overall business was 59% in the second quarter improving from 48% in the prior year with all segments posting gross margin improvement. The largest contributor was the automotive/mobile segment, where gross margin improved to 51%, driven by a one-time royalty fee benefit of $21 million, a reduced impact from net deferred revenue and costs of $40 million and improved product mix. We also had strong margin expansion in fitness and marine. Fitness margins improved due to product mix which was heavily weighted toward new high-end models in the second quarter of 2012 compared to 2011 when we were significantly discounting products at the end of their life cycle.

Operating margin for the overall business improved to 28% when compared with 20% in the year-ago quarter with the gross margin improvement partially offset by an increase in operating expenses as a percentage of sales. Total operating expenses increased $27 million year-over-year and by 200 basis points as a percent of sales. Research and development expense increased by $10 million, as we continue to invest for future growth with specific emphasis on auto, marine and aviation OEM opportunities. Advertising expense increased by $4 million as we focused spending on growth segments. Other selling, general and administrative costs increased by $13 million on a year-over-year basis due to a legal settlement in the current quarter and the effect of acquisitions made in the second half of 2011.

Our tax rate in the second quarter was 10.4% compared to 13.8% in the second quarter of 2011. We benefitted in the second quarter of 2012 from the release of certain tax reserves due to the statute of limitation expirations. We continue to expect the 2012 full year tax rate to be approximately 13%.

Free cash flow generation continued to be strong with $211 million generated in the quarter. We had a cash and marketable securities balance of over $2.6 billion at the end of the quarter. We intend to continue to fund our quarterly dividend and future acquisitions with our strong cash position.”

2012 Guidance Update

2012
Revenue	$2.75 – 2.80 B
Gross Margin	52-53%
Operating Margin	21-22%
EPS (Pro Forma)	$2.70 - $2.85

We now expect revenue in 2012 between $2.75 and $2.80 billion as strong results in auto/mobile and outdoor are partially offset by macroeconomic headwinds for other business segments. Due to the strong first half margin performance in our automotive/mobile, outdoor and fitness segments, we are increasing our EPS range to $2.70 - $2.85. We still anticipate an effective tax rate of approximately 13% for the full year.

Non-GAAP Measures

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011

Net Income (GAAP)	$185,904	$109,477	$272,761	$204,959
Foreign currency (gain) / loss, net of tax effects	$6,965	$12,588	$8,672	$2,261
Net income (Pro Forma)	$192,869	$122,065	$281,433	$207,220

Net income per share (GAAP):
Basic	$0.95	$0.56	$1.40	$1.06
Diluted	$0.95	$0.56	$1.39	$1.05

Net income per share (Pro Forma):
Basic	$0.99	$0.63	$1.44	$1.07
Diluted	$0.98	$0.63	$1.43	$1.06

Weighted average common shares outstanding:
Basic	194,849	194,051	194,795	193,986
Diluted	196,261	194,875	196,232	194,801

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011

Net cash provided by operating activities	$222,905	$203,354	$345,133	$410,953
Less: purchases of property and equipment	$(11,668)	$(7,137)	$(17,426)	$(14,315)
Free Cash Flow	$211,237	$196,217	$327,707	$396,638

Net deferred revenues and costs

The following table illustrates the effect of decreasing amounts of revenue and cost deferrals, and of increasing amortization of previous deferrals, associated with certain products bundled with content and services in the current quarter and year-to-date periods. These deferred revenues and costs are being amortized over the estimated economic lives of the products. Additional details will be available in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and are available in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).

Garmin Ltd. And Subsidiaries

Net Deferred Revenue Impact (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011
Net sales	$(15,947)	$(61,701)	$(15,225)	$(83,527)
Cost of goods sold	(4,762)	(10,652)	(4,608)	(14,557)
Gross profit	(11,185)	(51,049)	(10,617)	(68,970)

Operating income	(11,185)	(51,049)	(10,617)	(68,970)

Income tax provision based on normalized tax effects	(1,161)	(7,068)	(1,184)	(5,862)

Net income	$(10,024)	$(43,981)	$(9,433)	$(63,108)

Net income per share:
Basic	$(0.05)	$(0.23)	$(0.05)	$(0.33)
Diluted	$(0.05)	$(0.23)	$(0.05)	$(0.32)

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 1, 2012 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 516-2377
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until October 1, 2012 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2012, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2012 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2011 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, zūmo, eTrex and Forerunner are registered trademarks and Garmin Swim and fēnix are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

* Learjet 70 and Learjet 75 are trademarks of Bombardier, Inc. or its subsidiaries.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,267,719	$1,287,160
Marketable securities	97,177	111,153
Accounts receivable, net	486,395	607,450
Inventories, net	384,207	397,741
Deferred income taxes	47,263	42,957
Deferred costs	46,470	40,033
Prepaid expenses and other current assets	51,983	69,790
Total current assets	2,381,214	2,556,284

Property and equipment, net	407,850	417,105

Marketable securities	1,280,354	1,097,002
Restricted cash	825	771
Licensing fees, net	4,647	5,517
Noncurrent deferred income tax	107,190	107,190
Noncurrent deferred costs	38,994	40,823
Other intangible assets, net	241,688	246,646
Total assets	$4,462,762	$4,471,338

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$138,582	$164,010
Salaries and benefits payable	40,479	45,964
Accrued warranty costs	40,797	46,773
Accrued sales program costs	36,724	52,262
Deferred revenue	213,957	188,987
Accrued royalty costs	27,138	99,025
Accrued advertising expense	16,866	31,915
Other accrued expenses	73,327	67,912
Deferred income taxes	5,508	5,782
Income taxes payable	45,496	77,784
Dividend payable	263,078	77,865
Total current liabilities	$901,952	$858,279

Deferred income taxes	5,005	4,951
Non-current income taxes	165,691	161,904
Non-current deferred revenue	178,387	188,132
Other liabilities	1,040	1,491

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,875,335 shares outstanding at June 30, 2012; and 194,662,617 shares outstanding at December 31, 2011;	1,797,435	1,797,435
Additional paid-in capital	78,390	61,869
Treasury stock	(96,780)	(103,498)
Retained earnings	1,336,460	1,413,582
Accumulated other comprehensive income	95,182	87,193
Total stockholders' equity	3,210,687	3,256,581
Total liabilities and stockholders' equity	$4,462,762	$4,471,338

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011
Net sales	$718,154	$674,099	$1,274,751	$1,181,933

Cost of goods sold	296,341	351,999	569,180	621,459

Gross profit	421,813	322,100	705,571	560,474

Advertising expense	38,258	34,098	61,849	54,054
Selling, general and administrative expense	99,246	85,896	189,362	159,082
Research and development expense	80,303	70,515	160,021	140,994
Total operating expense	217,807	190,509	411,232	354,130

Operating income	204,006	131,591	294,339	206,344

Other income (expense):
Interest income	8,620	7,639	18,291	14,854
Foreign currency gains (losses)	(7,771)	(14,611)	(9,760)	(2,471)
Other	2,581	2,453	4,121	5,271
Total other income (expense)	3,430	(4,519)	12,652	17,654

Income before income taxes	207,436	127,072	306,991	223,998

Income tax provision	21,532	17,595	34,230	19,039

Net income	$185,904	$109,477	$272,761	$204,959

Net income per share:
Basic	$0.95	$0.56	$1.40	$1.06
Diluted	$0.95	$0.56	$1.39	$1.05

Weighted average common shares outstanding:
Basic	194,849	194,051	194,795	193,986
Diluted	196,261	194,875	196,232	194,801

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	June 30,	June 25,
	2012	2011
Operating Activities:
Net income	$272,761	$204,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,351	27,393
Amortization	23,709	10,861
Loss on sale of property and equipment	11	308
Provision for doubtful accounts	2,256	3,563
Deferred income taxes	(5,268)	7,149
Unrealized foreign currency losses	18,556	16,363
Provision for obsolete and slow moving inventories	3,276	(6,998)
Stock compensation expense	18,043	17,315
Realized gains on marketable securities	(1,463)	(4,176)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	117,422	265,448
Inventories	10,004	20,659
Other current assets	18,048	(31,490)
Accounts payable	(26,627)	(13,082)
Other current and non-current liabilities	(103,327)	(142,918)
Deferred revenue	15,493	83,628
Deferred cost	(4,652)	(14,652)
Income taxes payable	(32,555)	(30,033)
License fees	(7,905)	(3,344)
Net cash provided by operating activities	345,133	410,953

Investing activities:
Purchases of property and equipment	(17,426)	(14,315)
Proceeds from sale of property and equipment	14	-
Purchase of intangible assets	(4,682)	(2,587)
Purchase of marketable securities	(639,612)	(520,759)
Redemption of marketable securities	464,329	263,428
Change in restricted cash	(54)	(116)
Acquisitions, net of cash acquired	(2,818)	-
Net cash used in investing activities	(200,249)	(274,349)

Financing activities:
Dividends paid	(165,638)	-
Issuance of treasury stock related to equity awards	10,133	15,637
Tax benefit from issuance of equity awards	1,304	1,197
Purchase of treasury stock	(6,460)	(11,636)
Net cash (used in)/provided by financing activities	(160,661)	5,198

Effect of exchange rate changes on cash and cash equivalents	(3,664)	16,133

Net (decrease)/increase in cash and cash equivalents	(19,441)	157,935
Cash and cash equivalents at beginning of period	1,287,160	1,260,936
Cash and cash equivalents at end of period	$1,267,719	$1,418,871

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended June 30, 2012

Net sales	$100,496	$81,812	$67,790	$392,124	$75,932	$718,154
Gross profit	$66,892	$56,665	$43,139	$200,923	$54,194	$421,813
Operating income	$43,739	$34,146	$18,427	$87,108	$20,586	$204,006

13-Weeks Ended June 25, 2011

Net sales	$81,007	$78,014	$79,117	$362,706	$73,255	$674,099
Gross profit	$52,948	$45,502	$44,208	$128,788	$50,654	$322,100
Operating income	$35,667	$25,384	$23,357	$25,277	$21,906	$131,591

26-Weeks Ended June 30, 2012

Net sales	$177,659	$153,026	$123,854	$671,393	$148,819	$1,274,751
Gross profit	$114,154	$100,160	$76,634	$310,753	$103,870	$705,571
Operating income	$69,648	$54,797	$27,205	$105,043	$37,646	$294,339

26-Weeks Ended June 25, 2011

Net sales	$147,458	$134,382	$130,425	$627,255	$142,413	$1,181,933
Gross profit	$94,301	$79,293	$77,406	$211,340	$98,134	$560,474
Operating income	$60,474	$40,841	$38,490	$26,872	$39,667	$206,344